Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Misonix, Inc.

Farmingdale, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated September 5, 2019, except for the segment information included in Notes 1 and 13, as to which the date is September 3, 2020, relating to the consolidated financial statements and schedule appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Melville, New York

April 22, 2021